Exhibit 10.3

PRODUCT DEVELOPMENT AGREEMENT

This PRODUCT DEVELOPMENT AGREEMENT (“Agreement”), is made this January 11, 2011 (the “Effective Date”) by and between TechniScan, Inc., a Delaware corporation having offices at 3216 South Highland Dr., Suite 200, Salt Lake City, Utah 84106 on behalf of itself and its affiliates (collectively, “TechniScan”) and Womens3D, Inc., a Delaware corporation, having offices at 4917 S. Congress, Austin, Texas 78745 (“Womens3D” and together with TechniScan, each a “Party” and collectively, the “Parties”).

WHEREAS, Womens3D is a medical device company engaged in a plan to provide women’s health care practices with novel, automated ultrasound breast imaging equipment and web-based 3D reconstruction and review services as an efficient, painless, non-invasive, radiation-free alternative to mammography in diagnosing breast abnormalities.

WHEREAS, TechniScan is a medical device company engaged in the development and commercialization of automated ultrasound imaging systems and owns proprietary information and technology related to the design, development, manufacture and supply of certain hardware and software products.

WHEREAS, TechniScan and Womens3D desire that TechniScan and Womens3D shall design and TechniScan (and in certain cases, TechniScan and Womens3D jointly) shall develop the Products (as defined herein) in accordance with the terms and conditions of this Agreement.

WHEREAS, upon completion of the Product development pursuant to the terms and conditions of this Agreement, Womens3D shall thereafter purchase the Products from TechniScan for license, use and distribution by Womens3D to its Customers (as defined herein) in accordance with the terms and conditions of a Manufacturing Agreement between the Parties (as defined herein in Section 9.2(g)).

NOW, THEREFORE, in consideration of the mutual promises, conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby expressly acknowledged, the Parties hereto agree as follows:

1.             Certain Definitions.  Capitalized terms used but not otherwise defined in this Agreement shall have the following meanings or such meanings as provided for in the Manufacturing Agreement:

(a)   “Change in Control” means the occurrence of any one or more of a series of related transactions or events that result in one or more Persons (alone or in a group), who prior to the completion of such transactions did not beneficially own more than 50% of the outstanding voting stock of TechniScan (on an as-voted basis) beneficially owning voting control of TechniScan or any other corporation or Person resulting from or surviving such transactions, upon completion of those transactions.

(b)           “Change Order” means a written change or modification to the Specifications, Product(s), or the Product Technology that becomes effective after being signed by authorized representatives of both Parties.

(c)           “Competitive Change in Control” means the occurrence of any one or more of a series of related transactions or events that result in Competitive Acquiring Persons (alone or in a group), who prior to the completion of such transactions did not beneficially own more than 50% of the outstanding voting stock of TechniScan (on an as-voted basis) beneficially owning voting control of TechniScan or any other corporation or Person resulting from or surviving such transactions, upon completion of those transactions; where “Competitive Acquiring Persons” means one or more Persons who directly or indirectly competes with Womens3D, as reasonably determined by Womens3D.

(d)           “Customer” means any Person that owns, operates, leases, manages or engages in the delivery or provision of any women’s healthcare services and products, or desires to own, operate, lease, manage, or engage in any of the foregoing activities within the Field of Use in the Territory that contracts with Womens3D for the Product(s) provided for hereunder.

(e)           “DCAA Rates” means rates that are consistent with the then current Defense Contract Audit Agency rates, or if there are no Defense Contract Audit Agency rates then in effect, reasonable rates mutually agreed by the Parties.

(f)            “Development Budget” means the budget for Initial Development of the Product and the Product Technology through Prototype Phase and through Final Product Phase, to be attached hereto and incorporated herein by reference as Exhibit “C.”

(g)           “Development Schedule” means the schedule of delivery milestones set forth in Exhibit “A,” to be attached hereto and incorporated herein by reference, as may be amended from time to time upon the mutual written agreement of the Parties hereto.

(h)           “Documentation” means the documentation created in connection with the development of the Product(s) and the Product Technology, including without limitation any user manuals, warranty information and/or other materials provided by either Party in connection with the development and use of the Product and the Product Technology and as updated by either Party from time to time, whether physical or embodied in Software or onscreen systems, to enable a Customer to use the Product(s) and the Product Technology.

(i)            “Field of Use” means breast imaging conducted in a Customer’s general practice facility whether through general medical clinics, offices, practices and/or facilities or otherwise, including but not limited to OB/GYN and/or breast cancer or women’s oncology practices, clinics or facilities, but excluding (1) facilities registered with and/or licensed by the United States Food and Drug Administration or any successor agency thereof (“FDA”) that derive at least fifty-one percent (51%) of its annual revenue from breast cancer screening and diagnostic imaging under the Mammography Quality Standards Act (“MQSA”); and (2) medical practice entity that has a material portion of its annual revenue from conducting cosmetic surgery that involve breast implants.

(j)            “Final Product” means the Product and the Product Technology that has been finally approved and developed and is ready for manufacturing and sale to Customers in accordance with the terms hereof.

(k)           “Final Product Phase” means the period during which the Parties develop and test the Prototypes to finalize Specifications for the Final Product (including Software) and Product Technology and obtain for the Product and Product Technology all required regulatory approvals, safety certifications and working models in the United States such that, in the reasonable opinion of Womens3D, the Product and the Product Technology are ready for manufacture and sale to Customers in the United States.

(l)            “Force Majeure” means any events beyond the control of a Party, including, but not limited to:  fires, hurricanes, tornadoes, floods, riots, strikes, labor disputes, freight embargoes or transportation delays, shortage of labor, acts of God or of the public enemy or any existing or future laws, rules, regulations, or acts of any federal, state, local or foreign government (including specifically, but not exclusively, any orders, rules or regulations issued by any official or agency of any such government), that would delay or prohibit performance hereunder.

(m)          “Initial Development” means the initial design and development of the Product (including the Software) and the Product Technology, including but not limited to tooling, testing (including without limitation required FDA testing and approvals, safety tests, and installation and acceptance testing and all other applicable certification tests of the Products) as well as the development and manufacture of the Prototypes.

(n)           “Initial Development Fee” means the minimum One Million Five Hundred Thousand Dollars (US $1,500,000.00) to be paid by Womens3D to TechniScan, which shall include (1) the initial amounts (US $250,000.00) paid by Womens3D to TechniScan for the purchase of the TechniScan Pre-Existing Equipment and TechniScan Pre-Existing Software, and (2) such other amounts to be paid by Womens3D on a time and materials basis at the DCAA Rates to be paid by Womens3D in connection with the development of the Product(s) and Product Technology provided for hereunder, including all work to be performed hereunder in developing the Specifications for the Prototype and for any additional Prototypes and for all Initial Development costs, fees and expenses paid, incurred or reimbursed by Womens3D through the Final Product Phase to TechniScan.

(o)           “Intellectual Property Rights” means:  (1) any and all proprietary rights (registered and unregistered) provided under:  (A) patent law; (B) copyright law (including moral rights); (C) trademark law, including domain names; (D) design patent or industrial design law; (E) semi-conductor chip or mask work law; or (F) any other statutory provision or common law principle applicable to this Agreement, including trade secret law, which may provide a right in either hardware, software, the Documentation, Confidential Information, ideas, formulae, algorithms, concepts, database, inventions, processes or know-how generally, or the expression or use of such hardware, software, Documentation, Confidential Information, ideas, formulae, algorithms, concepts, inventions, processes or know-how; (2) any and all applications, registrations, licenses, sub-licenses, franchises, agreements or any other evidence of a right in any of the foregoing anywhere in the world; and (3) all licenses and waivers and benefits of waivers of the intellectual property rights set out in (1)(A) and (1)(B) above.

(p)           “Joint IP” means any Intellectual Property Rights jointly developed by TechniScan and Womens3D in connection with the development of the Prototype(s) and Product(s) provided for hereunder during the Term hereof.

(q)           “Person(s)” means any individual, partnership, joint venture, corporation, limited liability company, proprietorship, association, trust, state or the federal government or any agency or department thereof, unincorporated organization or any other entity or governmental body.

(r)            “Pre-Existing TechniScan Technology” means all know-how, knowledge, expertise and other Intellectual Property Rights owned by or otherwise licensed to TechniScan prior to the execution of this Agreement.

(s)           “Pre-Existing Womens3D Technology” means all know-how, knowledge, expertise and other Intellectual Property Rights owned by or otherwise licensed to Womens3D prior to the execution of this Agreement.

(t)            “Product(s)” means an automated ultrasound product (including both reflection ultrasound and reflection and transmission ultrasound; and, in each case, including the Software) to be developed, tested (and in certain cases, as jointly developed and tested by TechniScan and Womens3D) and supplied by TechniScan in accordance with the terms of this Agreement, and as more fully set forth in the Specifications, and such other additional products as mutually agreed upon in writing by the Parties from time to time during the Term hereof.

(u)           “Prototype(s)” means up to fifteen (15) prototype(s) of the Product to be made by TechniScan and delivered to Womens3D in accordance with the Specifications for use by Womens3D in connection with tests and approvals (regulatory or otherwise) and Final Product development through the Prototype Phase and the Final Product Phase.

(v)           “Prototype Phase” means the development period through the development of Specifications for the Prototype(s) and up to the time of actual delivery by TechniScan to Womens3D of the Prototype(s).

(w)          “Product Technology” means all systems, software, hardware, processes, works, improvements, enhancements, updates, derivatives and other Intellectual Property Rights developed during the Term of this Agreement to the extent used in or for developing and otherwise building the Product and any Prototypes provided for herein (including any case designs for same), and the TechniScan Software, but exclusive of:  (1) the Pre-Existing TechniScan Technology, (2) the Pre-Existing Womens3D Technology, (3) the Joint IP, (4) the TechniScan Pre-Existing Equipment and TechniScan Pre-Existing Software, (5) the Womens3D Technology, and (6) the Third Party Software.

(x)            “Software” means the source code and object code versions of the software necessary or intended for use with the Products, including the TechniScan Software, Third Party Software, software resulting from Joint IP and Womens3D Technology, any microcode embedded in the Products and/or any standalone software applications and third Party applications, including without limitation, all updates, versions, patches, fixes, upgrades, workarounds or enhancements thereto, which are delivered concurrently with or subsequent to the delivery of the Products.

(y)           “Specifications” means the design, performance, functional and technical specifications of the Prototypes and the Products, all of which shall be set forth and attached as a part of Exhibit “B” and which shall be developed and incorporated herein by reference within sixty (60) days following the execution of this Agreement, as shall be specified by Womens3D and approved by TechniScan (which approval shall not be unreasonably withheld) as may be amended from time to time upon the mutual written agreement of the Parties hereto.

(z)            “TechniScan Pre-Existing Equipment” means the complete and latest version of the TechniScan automated ultrasound imaging equipment, controls and system (including all TechniScan Pre-Existing Software), which incorporates all of the latest updates to all such equipment, controls and software, but for the avoidance of doubt is not available for commercial sale or use.

(aa)         “TechniScan Pre-Existing Software” means such software developed (or licensed by) and otherwise used by TechniScan with, or otherwise provided by TechniScan for use with, the TechniScan Pre-Existing Equipment.

(bb)         “TechniScan Trademarks” means the TechniScan trademarks to be identified in the Trademark Agreement.

(cc)         “Trademark Agreement” means the Trademark and Copyright License Agreement to be mutually agreed upon and entered into by and among the Parties within sixty (60) days following the execution of this Agreement or such later period as mutually agreed by the Parties.  Notwithstanding anything in this Agreement to the contrary, the Trademark Agreement shall control with respect to obtaining, maintaining, and/or enforcing trademark and copyright rights, and the ownership of same following expiration and/or termination of this Agreement, the Manufacturing Agreement, and the Trademark Agreement.

(dd)         “TechniScan Software” means the TechniScan owned software developed by or on behalf of TechniScan in connection with a particular Product exclusive of Third Party Software and Womens3D Technology, which shall be owned by TechniScan.

(ee)         “Territory” means the United States of America (including its territories and possessions) (collectively, “United States”) and those countries within the Middle East as listed on Exhibit “D” attached hereto and incorporated herein by reference.  The Parties further agree that the territory provided for herein may be expanded upon the written approval and the sole and reasonable discretion of TechniScan on a case by case basis as may be requested from time to time by Womens3D.

(ff)           “Third Party Software” means all software incorporated in the Products that is licensed from a third Party or that is open source software and that is exclusive of the software in the Womens3D Technology.

(gg)         “Womens3D Technology” means the software created by or on behalf of Womens3D (but for the avoidance of doubt not including the TechniScan Software), including the software created and provided by Womens3D in accordance with the Development Schedule provided for herein as mutually agreed upon by the Parties to be incorporated as a component part of and in conjunction with the use of the Product(s) and which shall be owned by Womens3D, all Intellectual Property Rights developed solely by Womens3D, all Intellectual Property Rights owned solely by Womens3D or owned partially by Womens3D but not owned partially by TechniScan, and all Intellectual Property Rights licensed to Womens3D from a third party (which, for the avoidance of doubt, is a party other than TechniScan).

(hh)         “Womens3D Trademarks” means the Womens3D trademarks to be identified in the Trademark Agreement.

2.             Development Rights And Obligations

2.1           Product Development.  Subject to Womens3D’s payment of the Initial Development Fee in accordance with Section 3.1 below, the Parties agree to the following development terms and conditions:

(a)           The Parties will use their best efforts to work together to determine the Development Schedule (including establishing an acceptance process, an acceptance timeline, and a compliance and waiver process for the Product and the Product Technology being developed hereunder), Development Budget and the Specifications for the Prototypes and Products all of which shall be set forth and attached respectively, as Exhibits “A,” “B” and “C” and which shall be developed and incorporated herein by reference within sixty (60) days following the execution of this Agreement, as shall be specified by Womens3D and approved by TechniScan (which approval shall not be unreasonably withheld) as may be amended from time to time upon the mutual written agreement of the Parties hereto.  If Womens3D and TechniScan are unable to reach agreement on any of the Development Schedule, Development Budget and/or Specifications during such sixty (60) day period, either Party may cause the dispute to be submitted to Mark Lenox, PhD, Scientific Advisory Board Chairman, Chief Scientific Officer, and Director of Womens3D (“Dr. Lenox”) for prompt and final resolution; provided that each Party shall pay its respective costs associated therewith; and provided further that Dr. Lenox shall resolve all disputes in accordance with this Agreement and applicable law; and provided further that if Dr. Lenox is unable to resolve such dispute due to his death, disability, other unavailability or refusal to resolve such dispute, the Parties shall resolve such dispute in accordance with the arbitration provisions set forth in Section 10.7 of this Agreement.

(b)           TechniScan shall, upon invoice for the TechniScan Pre-Existing Equipment and TechniScan Pre-Existing Software, with payment due sixty (60) days from the date of invoice, make such TechniScan Pre-Existing Equipment and TechniScan Pre-Existing Software available to Womens3D for use by Womens3D solely as a prototype system and for which Womens3D acknowledges and agrees that such TechniScan Pre-Existing Equipment and

TechniScan Pre-Existing Software is not suitable for commercial use and sale and shall not be used by Womens3D other than for lab, experimental and clinical trials testing within the Field of Use and solely within the United States.  For the avoidance of doubt, the TechniScan Pre-Existing Equipment and TechniScan Pre-Existing Software related thereto includes transmission based functionality for which Womens3D acknowledges and agrees that it has no rights with respect thereof.

(c)           Womens3D shall have the right to develop and test the TechniScan Pre-Existing Equipment and TechniScan Pre-Existing Software, and the Prototypes and the Products identified and specified in the Development Schedule to be attached hereto as Exhibit “A” and such other new and derivative categories of Products, as set forth in mutually agreed upon Statement(s) of Work incorporated herein or hereafter agreed to by the Parties (“SOW(s)”).  Except as otherwise specifically provided for herein, Womens3D shall be responsible for all costs and expenses incurred by Womens3D and if Womens3D requests additional work from TechniScan, for all costs and expenses incurred by TechniScan in connection with the development and testing of the Products, but only in accordance with the agreed upon initial Development Budget and which may be updated and amended only by a Change Order or other mutual agreement of both of the Parties from time to time, which updates upon mutual acceptance shall automatically be deemed incorporated and made a part of this Agreement.

(d)           TechniScan shall supply to Womens3D all necessary tools, fixtures, moulds, materials, cases and other tooling items necessary to develop and test the TechniScan Product, the Prototypes, the Products and the Product Technology in accordance with the Development Schedule, Development Budget and the Specifications, to complete the testing and obtain the applicable approvals for manufacture and sale of the Final Products and the Product Technology, as described below.  Womens3D shall develop and deliver to TechniScan the Specifications for the Prototypes as provided for herein.

(e)           Either Party may request that a technical or commercial change be made to the Development Schedule and the Specifications for the development of the Product or the Product Technology.  All requested changes shall be submitted to the other Party in writing for review, each Party shall review such requests, and the Parties shall determine the amount of re-work, additional time necessary and additional fees required, if any, to make such changes.  All such determinations shall be made only upon the written mutual agreement of the Parties hereto in the form of a Change Order, following which the Parties shall commence implementation of such change, and the Development Schedule and/or Specifications will be amended appropriately to reflect such change accordingly.  In the event a change is requested as a result of pending or threatened litigation, regulatory issues, or governmental investigation relating to the Product(s) or the Product Technology, the Parties will agree on an expedited schedule reviewing the requested change.  Any reasonable delays associated with a change arising out of a Force Majeure event or an event described in the previous sentence shall not be deemed a Breach of this Agreement or the Manufacturing Agreement.  Notwithstanding the foregoing, during the Term hereof, TechniScan may, in the exercise of its reasonable business judgment, undertake modifications to the Specifications for the Prototypes and Products provided for hereunder upon notice in writing to Womens3D that are a result of reasonable changes to address supply chain matters including but not limited to part problems and cost downs or changes that may otherwise be mandated by regulatory requirements imposed on TechniScan and/or Womens3D.

(f)            TechniScan shall provide Womens3D with Documentation, Documentation changes, special test fixtures, and technical support as reasonably requested by Womens3D to design, build, and test the Prototypes and the Product and the Product Technology and to develop the Specifications for each.  The Prototypes and the Products to be made by TechniScan and delivered to Womens3D hereunder shall be assembled, tested, and labeled per the Specifications to be set forth on Exhibit “B” and which shall be incorporated herein by reference.  After Womens3D submits the initial draft of the Specifications to TechniScan, TechniScan will ensure that the Specifications meet applicable United States regulatory requirements in writing and agrees to deliver those requirements in writing to Womens3D within a reasonable time thereafter.  Womens3D shall be responsible for providing TechniScan with all regulatory or other requirements outside of the United States that are covered by the Territory provided for herein as it pertains to the Product, the Prototypes and the Product Technology and Specifications for each, the form of which shall be a reasonable summary thereof.

(g)           TechniScan shall deliver to Womens3D a working Prototype or Prototypes in accordance with the Specifications on or before the dates specified in the Development Schedule.

(h)           TechniScan shall take commercially reasonable efforts to ensure that materials, equipment and services provided by TechniScan hereto shall be of the best workmanship, and rendered by skilled personnel.

(i)            The Products (including the Software) and services will comply with all applicable laws of the United States and any state or country in which the Products are manufactured on behalf of TechniScan or from which the Products are shipped by TechniScan.  Womens3D shall be responsible for the Products and/or Prototypes complying with all applicable laws of the United States and any other state or country in which the Products and/or Prototypes are sold, offered for sale, used or imported, subject to the provisions of Section 6.  In the event the Products must undergo any additional regulatory tests in order to comply with the applicable laws of any country of destination as designated by a Party hereto, Womens3D shall be responsible for and pay for all such fees and costs required to complete such regulatory tests, if any.

(j)            Upon mutual agreement, the Parties may, from time to time identify additional products to be covered by the terms of this Agreement.  For the avoidance of doubt, TechniScan grants to Womens3D the right of first refusal to sell products within the Field of Use and the Territory that use both reflection and transmission ultrasound, and TechniScan agrees that it shall not license any person or entity under its Intellectual Property Rights to sell any products within the Field of Use and the Territory that use both reflection and transmission ultrasound without Womens3D’s prior written permission.

2.2           TechniScan Technology Licenses and Royalties.  With respect to Products developed hereunder, TechniScan shall be responsible for obtaining the following licenses, and for any required royalty payments or other consideration relating thereto; provided, however, that Womens3D shall be responsible for reimbursing TechniScan for all fees and royalties incurred in connection with obtaining such licenses during the Term hereof, provided Womens3D is given reasonable notice of any such fees or royalties before they are determined and thereafter permitted to participate in their determination, and apprised of known fees and royalties within a reasonable period of time after execution of this Agreement, such fees and royalties being credited against the Initial Development Fee:

(a)           the specific licenses and license rights identified in Exhibit “F” hereto, as may be amended from time to time by mutual agreement of TechniScan and Womens3D;

(b)           any development, manufacture, sale, offer for sale, use or importation license rights required for the processes and equipment used by or on behalf of TechniScan for the development, manufacturing or other production of the Prototypes, Products and Product Technology for use by Womens3D and its Customers within the Field of Use and within the United States.

2.3           Womens3D Technology Licenses and Royalties.  Womens3D shall be responsible for obtaining the specific licenses and license rights to be identified in Exhibit “G” hereto and incorporated herein by reference, as may be amended from time to time by mutual agreement between TechniScan and Womens3D and for any required royalty payments or other consideration relating thereto as well as any other specific licenses and license rights that may be required in connection with the use of the Prototypes and/or sale, use, offer for sale or distribution of Products to Womens3D’s Customers in the Territory located outside of the United States.

2.4           Use of Womens3D’s Trademarks and TechniScan Trademarks.  All uses of the Womens3D Trademarks and the TechniScan Trademarks shall be in accordance with the Trademark Agreement.

2.5           Manufacture of Products.  Upon completion of development of the Product and the Product Technology and testing (including the Software) in accordance with Development Budget, Development Schedule and Specifications or otherwise to Womens3D’s reasonable satisfaction, the Parties hereby acknowledge and agree that TechniScan shall be authorized to manufacture and supply Products to Womens3D in accordance with the terms and conditions of the Manufacturing Agreement.

2.6           Software Development.

(a)           Womens3D and TechniScan shall, at the expense of Womens3D, provided all costs and expenses of TechniScan are specifically pre-approved in writing by Womens3D in accordance with the Development Schedule and Development Budget and, for the avoidance of doubt, provided that such costs and expenses of TechniScan will be credited against the Initial Development Fee, develop or otherwise obtain the necessary licenses to develop all Software necessary or intended for use with the Products and Prototypes, as applicable, which shall be in compliance with the Specifications.

(b)           Womens3D Software Modifications/Enhancements.  In the event Womens3D requests from TechniScan a customized software modification or enhancement to the software in the Womens3D Technology for use with the Products, TechniScan agrees that as long as it is exclusively developing and manufacturing the Products on behalf of Womens3D (and Womens3D is not in Breach of this Agreement or the Manufacturing Agreement or the Trademark Agreement or the Subscription Agreement), it will endeavor in good faith to provide pricing and such other terms, including a reasonable delivery schedule, to provide the requested customized software modification or enhancement to Womens3D.

(c)           Upon delivery by TechniScan of any Software, Womens3D will have the responsibility to test the Software for compliance with the Specifications and to notify TechniScan in writing of any bugs or errors with the Software that cause the Software to not operate in accordance with such mutually agreed upon testing and acceptance procedures.  The Parties agree that to the extent they have any dispute over the testing or acceptance procedures relating to the Prototypes or Products developed hereunder, the Parties shall submit such dispute to Dr. Lenox for prompt and final resolution; provided that each Party shall pay its respective costs associated therewith; provided that Dr. Lenox shall resolve all disputes in accordance with this Agreement and applicable law; and provided further if Dr. Lenox is unable to resolve such dispute due to his death, disability, other unavailability or refusal to resolve such dispute, the Parties shall resolve such dispute in accordance with the arbitration provisions set forth in Section 10.7 of this Agreement.

(d)           Womens3D hereby grants to TechniScan a worldwide, non-exclusive, royalty-free right and license (including the right to sublicense to others, but only while and only for so long as such sublicensee is performing its services for TechniScan) to make, use, sell, offer to sell, import, modify, perform, display, reproduce and create derivative works from and make improvements and such other enhancements to any Womens3D Technology in order to comply with its obligations under this Agreement and the Manufacturing Agreement and for use with products outside the Territory and the Field of Use, and TechniScan shall own any such derivative works, improvements and other enhancements made by or on behalf of TechniScan alone (and not with Womens3D) and for which TechniScan was not paid by Womens3D; provided that in such instance where such derivative works, improvements and other enhancements are paid for by Womens3D, then Womens3D shall own those derivative works, improvements and other enhancements and TechniScan shall have a worldwide, non-exclusive, royalty-free right and license (including the right to sublicense to others, but only while and only for so long as such sublicensee is performing its services for TechniScan and/or is an end user) to those derivative works, improvements and other enhancements for use with products outside the Territory and the Field of Use.

2.7           Intellectual Property Rights.

(a)           Ownership of Pre-Existing Rights.

(i)            Pre-Existing Womens3D Technology.  Womens3D owns all right, title and interest in and to the Pre-Existing Womens3D Technology.  Womens3D hereby grants TechniScan a worldwide, non-exclusive, royalty-free right and license (with the right to sublicense to third parties engaged by TechniScan to perform any part of the work to be performed under this Agreement but only as long as such third Party performs such services) to use, modify, perform, display, reproduce and create derivative works from and make improvements and such other enhancements to the Pre-Existing Womens3D Technology in accordance with the terms of this Agreement.

(ii)           Pre-Existing TechniScan Technology.  TechniScan owns all right, title and interest in and to the Pre-Existing TechniScan Technology.  TechniScan hereby grants to Womens3D a non-exclusive, royalty-free right and license (with the right to sublicense to third parties engaged by Womens3D as may be permitted by the terms of this Agreement to perform any part of the work to be performed under this Agreement by or on behalf of Womens3D but only as long as such third Party performs such services) to use, modify, perform, display, reproduce and create derivative works from and make improvements and such other enhancements to the Pre-Existing TechniScan Technology solely for Womens3D’s use within the Territory and within the Field of Use.  Womens3D shall have no other rights to use the Pre-Existing TechniScan Technology other than in accordance with the terms as provided for by this Agreement.

(iii)          Ownership of Womens3D Trademarks and TechniScan Trademarks.  Womens3D owns all right, title and interest in and to the Womens3D Trademarks.  TechniScan owns all right, title and interest in and to the TechniScan Trademarks.  Additional terms of ownership and related licenses to use the respective marks shall be set forth in the Trademark Agreement.

(b)           Ownership of Product Technology.  TechniScan shall own all right, title and interest in and to the Product Technology.  During the Term hereof and only so long as TechniScan remains the exclusive manufacturer of the Product in accordance with the terms herein and in the Manufacturing Agreement, Womens3D shall be granted a non-exclusive license to use the Product Technology as a component part of and solely in conjunction with the Product within the Territory and only within the Field of Use.  Upon payment in full of the Initial Development Fee by Womens3D, TechniScan shall convert the above license granted to Womens3D to a royalty-free, exclusive (subject to Section 9.2) license to use the Product Technology as a component part of and solely in conjunction with the Product within the Territory and Field of Use for purposes of Womens3D selling and supporting the Products and Product Technology as provided for herein, including the right to sublicense such rights as necessary to accomplish such sale and support, in accordance with the terms of this Agreement and the Manufacturing Agreement.

(c)           Ownership of Joint IP.  Except as otherwise provided herein, and notwithstanding Section 2.7(a) and (b), and subject to the last sentence of this Section 2.7(c), the Parties shall jointly own any Joint IP developed by the Parties under the terms of this Agreement.  Each Party shall be deemed to own an equal and undivided interest in and to such Joint IP and, subject to the following provisions, shall be entitled to license, sublicense, make any use of or derive any benefits, royalties, or compensation from the licensing, use or other exploitation of such Joint IP without the written consent of, or accounting to, the other Party.  Each of Womens3D and TechniScan shall have the full rights to modify and create derivative works from the Joint IP; provided, however, unless the Parties mutually agree in writing to the contrary, the Party that solely develops the modification or other derivative work to the Joint IP shall solely own such modification or other derivative work and there shall be no implied use right by the other Party to such modification or other derivative work, except as otherwise provided for herein.

(d)           The Parties shall cooperate with and provide reasonable assistance to one another in connection with the filing and prosecution of applications to protect the Intellectual Property Rights associated with the Joint IP.  All costs, fees and expenses including without limitation reasonable attorney’s fees that are hereafter reasonably incurred by the Parties in connection therewith, including the costs of prosecuting or maintaining the Intellectual Property Rights associated with the Joint IP shall be split equally between the Parties; provided, however, that if a Party chooses not to pursue Intellectual Property Rights protection, then the pursuing Party shall exclusively own such Joint IP and the non-pursuing Party shall promptly assign all such Joint IP over to the pursuing Party and agrees to perform all acts deemed necessary or desirable by the pursuing Party to permit and assist such Party in obtaining and enforcing the full benefits, enjoyment, rights and title throughout the world in such assigned Joint IP.  Such acts may include, but are not limited to, execution of documents and assistance or cooperation in the filing, prosecution, registration, and memorialization of assignment of any applicable Intellectual Property Rights involving the assigned Joint IP.

2.8           Mutual Representations and Warranties.  Each Party represents and warrants to the other Party that: (a) it has full power and authority to enter into this Agreement and to carry out its obligations hereunder, except as such may be limited by bankruptcy, insolvency, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights generally and further subject to general principles of equity and public policy; (b) this Agreement constitutes its valid and binding obligation, enforceable against it in accordance with its terms; (c) its execution, delivery and performance of this Agreement will not result in a breach of any material agreement by which such Party may be bound, or will not result in the breach of any obligation of confidentiality or nondisclosure by which such Party may be bound; and (d) it is in compliance with and will comply with all existing applicable laws, statutes, rules, regulations, ordinances, directives and orders, with respect to its rights and obligations under this Agreement and the transactions contemplated hereby and it has no knowledge of any applicable laws, statutes, rules, regulations, ordinances, directives and orders which would be violated by either Party entering into this Agreement or the transactions contemplated hereby.

3.             Pricing and Payment Terms.

3.1           Pricing and Payment Terms for Initial Development.

(a)           Payment Terms.

(i)            TechniScan has invoiced Womens3D Two Hundred Fifty Thousand Dollars (US $250,000.00) of the Initial Development Fee as of December 31, 2010, for which such amount shall be due within sixty (60) days of TechniScan’s invoice # 57 and TechniScan shall, upon payment, make available to Womens3D one (1) unit of the TechniScan Pre-Existing Equipment and one (1) object code copy of the TechniScan Pre-Existing Software, except that, prior to such payment, Womens3D shall have VPN access to the TechniScan Pre-Existing Equipment and the TechniScan Pre-Existing Software.  In the event Womens3D fails to make the payment or TechniScan fails to make available to Womens3D the TechniScan Pre-

Existing Equipment and TechniScan Pre-Existing Software as provided for herein by such date, TechniScan or Womens3D, as the case may be, shall have the right to immediately terminate this Agreement at such time and any time thereafter without any further obligation or liability hereunder and shall also have the right to pursue any and all rights it may have against the other Party at such time or thereafter under law or equity.

(ii)           Womens3D shall pay to TechniScan the remaining portion of the Initial Development Fee no later than in accordance with the milestone payments set forth in the mutually agreed upon Development Schedule and Development Budget to be attached hereto, respectively, as Exhibits “A” and “C” hereto.

3.2           TechniScan W3D Shares.  As additional consideration for the development work to be performed by TechniScan, Womens3D further agrees to issue to TechniScan promptly after execution of this Agreement and the Subscription Agreement shares of Womens3D common stock representing twenty percent (20%) of the then currently issued and outstanding shares of Womens3D common stock, subject to dilution for future investments, stock options, warrants and otherwise (“TechniScan W3D Shares”) pursuant to that certain Subscription Agreement to be executed following the execution of this Agreement.

4.             Clinical Trials and Testing.

4.1           Clinical Trials and Testing.  The Parties agree that Womens3D shall be responsible for conducting its own clinical trials and testing related thereto; provided, however, that nothing shall prevent TechniScan from performing its own separate clinical trials and testing at TechniScan’s sole cost and expense.  Each Party agrees to timely deliver to the other Party all results and reports related to any such trials or tests of the Product and the Product Technology.

4.2           Prototypes.  Womens3D shall pay the costs, fees and expenses for the development of the Prototype(s) (including but not limited to the Product Software) at the DCAA Rates, which shall be developed in accordance with the Development Schedule attached as Exhibit “A.”  For the avoidance of doubt, all such amounts paid by Womens3D for the Prototypes shall be credited in full against the Initial Development Fee.

4.3           Use of Data for Regulatory Approvals.  While the Parties acknowledge and agree that Womens3D shall be responsible for conducting its own clinical trials with respect to the use of the Prototype or Prototypes and Product regulatory approvals, the Parties agree that the data obtained from the use of the Prototypes for clinical testing may be used by TechniScan for regulatory approvals of products to be sold and used outside of the Field of Use and for other products of TechniScan to be used and sold outside of the Field of Use.  Accordingly, the Parties hereby agree to allow the other Party to use reciprocally the other Party’s clinical testing data for regulatory approvals in the case of Womens3D for use within the Field of Use and Territory and for such other purposes as TechniScan may require in its reasonable discretion inside and outside of the Field of Use and Territory.

4.4           TechniScan and Third-Party Testing.  The Parties acknowledge and agree that as part of certain of the testing, including, for example, FDA testing and approvals, Womens3D shall also have the right to engage TechniScan and/or third Party reviewers.  Womens3D shall have the sole discretion to retain the services of both internal and external consultants including legal counsel and regulatory expertise, the fees and costs for which shall be paid by Womens3D.  If Womens3D engages TechniScan for testing or related services, the costs of such testing and services paid to TechniScan shall be on a time and materials basis at the DCAA Rates and, for the avoidance of doubt, credited against the Initial Development Fee.

5.             Pricing and Payment Terms.

5.1           Pricing of Customized Software.  TechniScan shall develop and deliver customized Software for up to fifteen (15) Customers designated by Womens3D, in accordance with the Specifications developed by Womens3D and delivered to TechniScan at a cost based on time and materials at the DCAA Rates (which upon payment by Womens3D shall, for the avoidance of doubt, be credited against the Initial Development Fee).

5.2           Pricing of Testing.  To the extent Womens3D requests that TechniScan perform testing, such testing shall be performed by TechniScan on a time and materials basis at the DCAA Rates (collectively the “Testing Fees”), which Testing Fees, if any, shall, for the avoidance of doubt, be credited against the Initial Development Fee.  In the event any Prototype or Product fails the applicable testing certification, and if Womens3D chooses to continue to develop the Products, then any and all costs, expenses and fees (including any and all additional testing fees) to re-work, re-tool and re-test the Prototype or Products (as applicable) shall be paid by Womens3D and, for the avoidance of doubt, credited against the Initial Development Fee.

5.3           Pricing of Regulatory Testing.  To the extent Womens3D requests that TechniScan perform regulatory testing, including, without limitation, UL, FCC and CE (the “Regulatory Tests”), such Regulatory Tests shall be performed by TechniScan at a cost to Womens3D on a time and materials basis at the DCAA Rates (collectively the “Regulatory Testing Fees”), which Regulatory Testing Fees, if any, shall, for the avoidance of doubt, be credited against the Initial Development Fee.  In the event any prototype Product fails any of the Regulatory Tests, any and all costs, expenses and fees (including any and all additional retesting regulatory fees) to re-work, re-tool and re-test the prototype Products shall be paid by Womens3D and, for the avoidance of doubt, credited against the Initial Development Fee.

5.4           Payment Terms.  Invoices will be sent monthly by TechniScan and shall be paid by Womens3D within thirty (30) days after receipt.

6.             Indemnification

6.1           Womens3D’s Indemnity Obligations.  Womens3D shall indemnify, defend and hold harmless TechniScan and its directors, officers, and employees (each an “Indemnified TechniScan Party”), from and against any and all obligations, fines, penalties, judgments, direct costs, expenses and/or any other liabilities to third parties (collectively, “Claims”), incurred by an Indemnified TechniScan Party (including, but not limited to, costs of investigation and defense, court costs and reasonable attorneys’ and other third Party fees), and in each case, subject to Section 6.4 below (Handling of Claims) caused by or arising out of:

(a)           Breach by Womens3D of any of its representations, covenants or other obligations set forth in this Agreement;

(b)           violation by Womens3D of any applicable laws, statutes, rules, regulations, ordinances, directives and orders;

(c)           infringement of any Intellectual Property Rights resulting from the failure of Womens3D to comply with the license or royalty requirements set forth in Section 2.3 above;

(d)           infringement of any Intellectual Property Rights resulting from Pre-Existing Womens3D Technology or the Specifications (but excluding any portion of the Specifications that was unchanged from a source document for the Specifications provided by TechniScan and excluding any portion (but only such portion) of the Specifications that posed a material infringement risk of which an officer of TechniScan had actual knowledge as shown in its contemporaneous records that it failed to communicate to Womens3D);

(e)           regulatory or other requirements outside of the United States, in each case, provided such Claims are not subject to TechniScan’s indemnity obligations set forth in Section 6.2 below; or

(f)            the reliance and use of the data Womens3D provides to TechniScan under Section 4.3.

6.2           TechniScan’s Indemnity Obligations.  TechniScan shall indemnify, defend and hold harmless Womens3D and its directors, officers and employees (each an “Indemnified Womens3D Party”), from and against any and all Claims incurred by an Indemnified Womens3D Party (including, but not limited to, costs of investigation and defense, court costs and reasonable attorneys’ and other third Party fees), and in each case, subject to Section 6.4 (Handling of Claims) caused by or arising out of:

(a)           Breach by TechniScan of any of its representations, covenants or other obligations set forth in this Agreement;

(b)           violation by TechniScan of any applicable laws, statutes, rules, regulations, ordinances, directives and orders;

(c)           infringement of any Intellectual Property Rights resulting from: (i) Breach by TechniScan of any of its obligations under this Agreement, including without limitation, the failure of TechniScan to comply with the license requirements set forth in Section 2.2 above; (ii) Pre-Existing TechniScan Technology; or (iii) the development, manufacturing or other production processes, methods or equipment of or provided by TechniScan (but excluding any technology, feature or component of the Product specifically required by the Specifications requested by Womens3D and not approved by TechniScan and/or any portion (but only such portion) of the Specifications that posed a material infringement risk of which an officer of Womens3D had actual knowledge as shown in its contemporaneous records that it failed to communicate to TechniScan and/or as otherwise developed jointly by Womens3D with TechniScan (unless an officer of TechniScan had actual knowledge as shown in its contemporaneous records of a material infringement risk posed by such joint development that it failed to communicate to Womens3D) and/or as otherwise developed by or on behalf of Womens3D and not by TechniScan); and, in each case, provided such Claims are not subject to Womens3D’s indemnity obligations set forth above in Section 6.1; or

(d)           the reliance and use of the data TechniScan provides to Womens3D under Section 4.3.

6.3           Notice, Support and Mitigation.  As a condition to the indemnity obligations in Sections 6.1 and 6.2 above, the indemnified Party shall: (a) provide the indemnifying Party with prompt written notice of any Claim for which the indemnification may be sought; (b) reasonably cooperate with the indemnifying Party in connection with such Claim, including providing reasonable access to personnel, documents and information which may assist the indemnifying Party in its analysis and defense of the Claim, at the indemnified Party’s expense; and (c) make timely and commercially reasonable efforts to mitigate the indemnification liability of the indemnifying Party, in good faith cooperation with the indemnifying Party. The failure of the indemnified Party to give prompt notice or to timely mitigate shall not affect rights to indemnification, except (and then only to the extent) that the indemnifying Party demonstrates actual damage caused by such failure. AN INDEMNIFIED PARTY SHALL NOT BE ENTITLED TO ANY DOUBLE RECOVERY FOR THE SAME CLAIM BY ASSERTING SEPARATE INDEMNIFICATION CLAIMS PURSUANT TO THIS AGREEMENT, THE MANUFACTURING AGREEMENT, THE TRADEMARK AGREEMENT, AND/OR THE SUBSCRIPTION AGREEMENT.

6.4           Handling of Claims.  The indemnifying Party under Sections 6.1 and 6.2 above shall be entitled to control the handling of any such Claim and to defend or settle any such Claim, in its reasonable discretion, with counsel of its own choosing; provided, however, that: (i) the indemnifying Party provides the indemnified Party with written notice of its intention to handle any such Claim; (ii) the indemnified Party shall have the right to opt out of any activity or proposed settlement that would require payment that an indemnifying Party is unwilling to pay or restrict or limit its business in any material manner; and (iii) the indemnified Party shall have the right to appear in any such legal proceeding and to participate in any settlement discussions with counsel of its own choosing, subject to the approval of the indemnifying Party (which approval shall not be unreasonably withheld), the fees and expenses of such representation to be paid by the indemnified Party unless the indemnified Party shall reasonably determine there is a conflict of interest precluding joint representation of Womens3D and TechniScan with regard to such Claim.

6.5           Joint Defense.  With respect to any Claims that any technology the Parties developed jointly infringes any Intellectual Property Rights and, for the avoidance of doubt, such Claims are not covered by the provisions of Sections 6.1 or 6.2, the Parties agree that they will together share equally in the defense and cost of such Claims including splitting the costs for reasonable attorney’s fees in connection with the defense of such Claims.  For the avoidance of doubt, such costs shall be split equally regardless of whether one Party has lost or abandoned such Party’s rights in the Joint IP (whether under Section 2.7(d) or otherwise).

7.             Limitation of Liability.

7.1           NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT EXCEPT SECTIONS 6.1(c), 6.1(d), AND 6.2(c), IN NO EVENT, EXCEPT IN THE EVENT OF FRAUD OR WILLFUL MISCONDUCT, SHALL ANY PARTY BE LIABLE FOR ANY INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, OR FOR ANY LOST PROFITS OR LOSS OF REVENUE WHETHER FORESEEABLE OR NOT, EVEN IF THAT PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, ARISING FROM THIS AGREEMENT OR OCCASIONED BY ANY BREACH OF ANY OBLIGATION UNDER THIS AGREEMENT.

7.2           SUBJECT TO SECTION 7.1, THE MAXIMUM AGGREGATE LIABILITY BY A PARTY TO THE OTHER PARTY FOR ANY AND ALL CLAIMS MADE UNDER THIS AGREEMENT SHALL BE LIMITED TO THE AGGREGATE AMOUNT OF THE GREATER OF ONE MILLION FIVE HUNDRED THOUSAND DOLLARS (US $1,500,000.00) OR THE FEES PAID AND PAYABLE BY WOMENS3D AT THE TIME THE LIABILITY IS INCURRED.

8.             Product Liability Insurance.

8.1           Each Party shall maintain at its own expense in full force and effect products liability insurance policy with a responsible insurance carrier with coverage of at least One Million Dollars (US $1,000,000.00) per occurrence and Two Million Dollars (US $2,000,000.00) in the aggregate that lists the other Party as an additional insured, except that Womens3D shall have no obligation to obtain such insurance until the earlier of when it places a Prototype or a Product with a Customer.  This insurance shall be for the benefit of TechniScan and Womens3D and shall provide for at least ten (10) days prior written notice to TechniScan and Womens3D of the cancellation or any substantial modification of the policy.

8.2           Each Party shall, from time to time, upon reasonable request by the other Party, promptly furnish or cause to be furnished to the other Party evidence in form and substance satisfactory to the requesting Party of the maintenance of the insurance required by Section 8.1 above, including, but not limited to, originals or copies of policies, certificates of insurance (with applicable riders and endorsements) and proof of premium payments.

9.             Term and Termination.

9.1           Term.  This Agreement shall commence upon the Effective Date, and shall continue for an initial term of five (5) years from the date hereof (the “Initial Term”), and provided that neither Party provides notice that it desires to terminate this Agreement at least one hundred twenty (120) days prior to the end of the Initial Term, this Agreement shall automatically renew for additional successive thee (3) year terms (each a “Renewal Term”) until either Party provides notice that it desires to terminate this Agreement thereof at least one hundred twenty (120) days prior to the end of any subsequent Renewal Term (the Initial Term plus any subsequent Renewal Terms, collectively, the

“Term”) and provided that the provisions of Sections 6 (Indemnification) and 8 (Product Liability Insurance) shall survive any termination of this Agreement.

9.2           Breach and Termination.

(a)           Breach Definition.  Subject to the terms and conditions of Section 9.4, (a) if the other Party becomes insolvent or subject to a petition in bankruptcy filed by or against it or is placed under control of a receiver, liquidator or committee of creditors; provided such proceeding or petition is not dismissed or vacated within ninety (90) days; (b) if either Party does not pay any amounts due hereunder when due, and such non-payment is not cured within thirty (30) days after receipt of written notice of such non-payment; or (c) if the other Party breaches its duties and obligations under the terms of this Agreement or is in material breach or default of any representation, warranty, covenant, agreement or other obligation hereunder, which breach or default is incapable of cure, or if capable of being cured, has not been cured within thirty (30) days after receipt of written notice from the non-defaulting Party or within such additional period of time (not to exceed six (6) months) as the defaulting Party diligently pursues a cause; each shall constitute a “Breach(ing)” of this Agreement.  Notwithstanding the foregoing, this Agreement may be terminated at any time upon the mutual written consent of the Parties.

(b)           Consequences.  Except as otherwise provided for in Section 9.4 below, in the event of a Breach of this Agreement, the non-Breaching Party may, at its option, terminate this Agreement in writing at such time and any time thereafter without any further obligation or liability hereunder, except as set forth herein and specifically excepting any payment and/or delivery obligations due and owing by either Party at such time.  The non-Breaching Party shall also have the right to pursue any and all rights it may have against the Breaching Party now or hereafter under the law or equity, including without limitation (a) the right to obtain injunctive relief to prevent the other Party from Breaching its obligations under this Agreement or to compel the other Party to perform its obligations under this Agreement, (b) to collect damages, and (c) the right to reasonable attorneys’ and other third party fees.  The Parties hereby agree that the termination or expiration of this Agreement shall not: (i) release either Party, or its successors or assigns, from any claim of the other Party accrued hereunder prior to the effective date of such termination or expiration; or (ii) affect the rights or enforceability of any obligations of either Party, or its successors or assigns, under any provisions that survive termination or expiration of this Agreement.  Upon termination of this Agreement for any reason, each Party shall promptly return to the other Party all Confidential Information of such other Party.

(c)           Termination Due To Breach By TechniScan.  Except as otherwise provided for in Section 9.4 below, in the event of a Breach by TechniScan and so long as Womens3D is not in Breach of this Agreement or in Breach of the Manufacturing Agreement or the Trademark Agreement or the Subscription Agreement, then Womens3D shall have the right to pay (within twelve (12) months of the date of such termination) any balance of the Initial Development Fee such that no less than One Million Five Hundred Thousand Dollars (US $1,500,000.00) of the Initial Development Fee is paid and terminate this Agreement at such time, and all development work as of such termination date shall be owned exclusively by TechniScan, and Womens3D shall receive a fully-paid-up exclusive license for Womens3D to use, sell, offer to sell, import, modify, perform, display, reproduce and create derivative works from such development work, and take any other action relating to commercializing the Product and the Product Technology, in each case, for Womens3D’s use solely within the Territory and only for use within the Field of Use, in addition to all other rights Womens3D acquired for paying the balance of the Initial Development Fee and TechniScan shall be prohibited from directly or indirectly developing, manufacturing, distributing, promoting, marketing, selling and supporting the Products to be provided for hereunder including without limitation making any use of the development work, Product Technology and any Products resulting therefrom as of the date of termination and for a period of seven (7) years thereafter within the Territory and Field of Use, and TechniScan shall have no further right or license to any Intellectual Property Rights previously licensed from Womens3D to TechniScan, except that TechniScan shall have a non-exclusive, royalty-free license under Womens3D’s Intellectual Property Rights outside the Field of Use and the Territory.

(d)           Termination By Womens3D For Convenience.  Womens3D can terminate this Agreement for convenience at any time, but on no less than sixty (60) days written notice and provided that Womens3D has paid all amounts due as of the date of termination.  In the event of such a termination for convenience (i) all development work (whether complete or incomplete) that Womens3D does not own shall be owned exclusively by TechniScan, (ii) TechniScan shall receive a non-exclusive, royalty-free right and license (including the right to sublicense to others, but only while and only for so long as such sublicensee is performing its services for TechniScan) to make, use, sell, offer to sell, import, modify, perform, display, reproduce and create derivative works from and make improvements and such other enhancements to any Womens3D Technology, the Pre-Existing Womens3D Technology and the Documentation outside the Field of Use and the Territory and (iii) all licenses granted from TechniScan to Womens3D hereunder shall terminate.  Notwithstanding anything in this Agreement to the contrary, if (x) Womens3D has paid at least One Million Five Hundred Thousand Dollars (US $1,500,000.00) of the Initial Development Fee as of the date of such termination and (y) TechniScan has been offered a reasonable opportunity to match the pricing of any replacement manufacturer of the Products, Womens3D shall retain a royalty-free, non-exclusive license (including the right to sublicense to others) to use, sell, offer to sell, import, modify, perform, display, reproduce and create derivative works from and make improvements and such other enhancements to the Pre-Existing TechniScan Technology and the Product and the Product Technology and the Documentation for purposes of Womens3D selling and supporting the Products and Product Technology within the Territory and Field of Use, and, for the avoidance of doubt, no sublicensee of Womens3D shall have any such sublicensing right except while and only for so long as such sublicensee is performing its services for the purposes of Womens3D selling and supporting the Products and Product Technology within the Territory and Field of Use.

(e)           Termination Due To Breach By Womens3D.  To the extent this Agreement is terminated as a result of a Breach by Womens3D of this Agreement and so long as TechniScan is not in Breach of this Agreement or in Breach of the Manufacturing Agreement or the Trademark Agreement or the Subscription Agreement, then as of the date of such termination all development work (whether complete or incomplete) that Womens3D does not own shall be owned exclusively by TechniScan and Womens3D shall be prohibited from directly or indirectly developing, manufacturing, distributing, promoting, marketing, selling and supporting the

Products to be provided for hereunder including without limitation making any use of the development work, including the Product Technology and the Products, as of the date of termination and for a period of seven (7) years thereafter outside of the Territory, and Womens3D shall have no further right or license to any Intellectual Property Rights previously licensed from TechniScan to Womens3D, except that, if Womens3D has paid the Initial Development Fee, Womens3D shall have a royalty-free, non-exclusive license (including the right to sublicense to others) to use, sell, offer to sell, import, modify, perform, display, reproduce and create derivative works from and make improvements and such other enhancements to the Pre-Existing TechniScan Technology and the Product and the Product Technology and the Documentation for purposes of Womens3D selling and supporting the Products and Product Technology within the Territory and Field of Use, and, for the avoidance of doubt, no sublicensee of Womens3D shall have any such sublicensing right except while and only for so long as such sublicensee is performing its services for the purposes of Womens3D selling and supporting the Products and Product Technology within the Territory and Field of Use.

(f)            Termination due to Competitive Change in Control.  In the event of a Competitive Change in Control of TechniScan, and subject to Womens3D having paid all sums due to TechniScan as of such Competitive Change in Control date and so long as Womens3D is not also in Breach of this Agreement or the Manufacturing Agreement or the Trademark Agreement or the Subscription Agreement, then Womens3D shall have the right to immediately terminate this Agreement at such time and any time thereafter and, upon termination, Womens3D shall as of the date of termination receive a fully-paid-up, non-exclusive license (including the right to sublicense to others) to use, sell, offer to sell, import, modify, perform, display, reproduce and create derivative works from and make improvements and such other enhancements to the Pre-Existing TechniScan Technology and the Product and the Product Technology and the Documentation, in each case, for purposes of Womens3D selling and supporting the Products and Product Technology within the Territory and Field of Use, provided that such non-exclusive license shall be exclusive if and when Womens3D pays the Initial Development Fee and it shall have twelve (12) months from the date of such termination to do so, and, for the avoidance of doubt, no sublicensee of Womens3D shall have any such sublicensing right except while and only for so long as such sublicensee is performing its services for the purposes of Womens3D selling and supporting the Products and Product Technology within the Territory and Field of Use.

(g)           Termination Due to Failure to Execute Manufacturing and Trademark and Subscription Agreements.  The Parties shall in good faith use best efforts to negotiate and conclude the Trademark Agreement and a definitive manufacturing agreement whereby TechniScan shall be the exclusive manufacturer of the Products during the Term (the “Manufacturing Agreement”) and the Subscription Agreement.  In the event such agreements are not executed within sixty (60) days of the date hereof, both Parties shall be entitled to immediately terminate this Agreement without any liability to the other Party; provided that (i) TechniScan shall return to Womens3D the TechniScan W3D Shares (provided the Subscription Agreement was executed and the W3D Shares were issued to TechniScan), and (ii) Womens3D shall retain the TechniScan Pre-Existing Equipment and the one object code copy of the TechniScan Pre-Existing Software, and shall get to use the same for any development purpose (other than commercial use or sale) but otherwise has no license rights (including no sublicense rights) from TechniScan and shall be subject to the confidentiality provisions provided for in this Agreement and all other licenses granted herein to either Party shall terminate.

9.3           Repurchase of TechniScan W3D Shares.  At any time after payment in full of the Initial Development Fee, or a Change in Control of TechniScan or a termination of this Agreement for any reason other than for material Breach of this Agreement by Womens3D, Womens3D shall have the right to repurchase the original amount of TechniScan W3D Shares issued to TechniScan for “Fair Value.”  “Fair Value” of the TechniScan W3D Shares shall mean (if an existing public trading market then exists for shares of common stock of Womens3D (“Shares”)) the average of the closing sales prices for such Shares on each of the ten (10) trading days immediately preceding the last trading day prior to the closing date of a transaction, and, if no established public trading market exists, “Fair Value” of the TechniScan W3D Shares shall be the greater of (i) the equivalent per-share sales price of the most recent arms-length sale of any Shares by Womens3D which occurred within the previous six (6) months and which price was not set by a buy-sell or other provision fixing the price in advance or by formula (unless such formula was a reasonable effort to reflect the fair market value), and (ii) the fair market value of such Shares as determined by an independent appraiser conducted for Womens3D within the previous six (6) months of the applicable Closing Date.  If there are no such appraisals or sales of Shares within the six (6) month period or if no existing trading market exists for the Shares, the Parties shall use commercially reasonable efforts to mutually agree on “Fair Value” prior to the time the TechniScan W3D Shares are to be purchased.  If no such agreement is reached within forty-five (45) days of a request, either Party may submit to arbitration the determination of “Fair Value” of the TechniScan W3D Shares in accordance with Section 10.7 below.  “Fair Value” shall in no case include any discounts for marketability or minority ownership.

9.4           Force Majeure.  If any failure or delay by either Party in the performance of its obligations under this Agreement results from a Force Majeure event, such obligation shall be tolled for so long as such event of Force Majeure prohibits performance and the resulting failure or delay shall not constitute a Breach of this Agreement. For the avoidance of doubt, neither Party shall be liable for delays to the extent that such delays are attributable to the other Party’s (including any agents of such Party) delays or non-performance including but not limited to the other Party’s failure to meet any development milestone or such other deliverable as set forth in Exhibit “A” or any other part of this Agreement (a “Delivery Breach”).

10.           Miscellaneous.

10.1         Confidentiality.

(a)           Each Party agrees to treat as confidential and proprietary, and shall not, except as permitted by the terms of this Agreement, at any time for any reason whatsoever disclose to any third party or make use of, or permit to be made use of, any information relating to the technology, technical processes, business affairs or finances, trade secrets or other confidential information of the other (the “Confidential Information”); provided, however, that such obligation shall not apply to information of a Party that:

(i)            becomes generally known to the public, either before or after the date of its disclosure to the receiving Party, through no fault or omission on the part of the receiving Party;

(ii)           is lawfully disclosed to the receiving Party, either before or after the date of its disclosure to the receiving Party, by an independent third party rightfully in possession of such Confidential Information;

(iii)          is lawfully in the possession of the receiving Party at the time of its disclosure, as evidenced by the prior written records of such receiving Party;

(iv)          is required to be disclosed by the receiving Party pursuant to any applicable law or court of administrative order, provided the receiving Party provides the other Party with advance notice of such disclosure and an opportunity for the other Party to seek a protective order or such other appropriate remedy prior to such disclosure; or

(v)           is making a disclosure as is required by the applicable rules of any stock exchange or applicable securities laws.

(b)           All Confidential Information disclosed under this Agreement, the Manufacturing Agreement, the Trademark Agreement and/or the Subscription Agreement shall remain confidential unless and until one of the exceptions in Section 10.1(a)(i)-(a)(v) applies.

(c)           The Parties each agree that Confidential Information may be disclosed in connection with the development work to be performed hereunder on a “need-to-know” basis to its employees, authorized agents, subcontractors, legal counsel, accountants, banks and other financing sources and their professional advisors under an obligation of confidentiality no less stringent than those contained herein; provided that such recipient is not a direct or indirect competitor of the Party whose Confidential Information is to be disclosed.

10.2         Publicity.  The Parties shall consult with each other as to the form and substance of any press release or other public disclosure regarding the transactions contemplated hereby, and neither Party shall make any public disclosure thereof without the consent of the other, provided that nothing in this Agreement shall prohibit either Party from making any public disclosure which it, with the advice of counsel, deems reasonably necessary to comply with applicable laws, statutes, rules, regulations, ordinances, directives and orders.

10.3         Expenses.  Except as otherwise set forth herein, each Party shall bear its own fees and costs in connection with the negotiation of this Agreement.

10.4         Assignment.  Subject to the limitations and exceptions on a Competitive Change in Control as set forth in Section 9.2(f), this Agreement shall be binding on and shall inure to the benefit of any and all successors and permitted assigns of the Parties.  Any purported assignment by either Party not in compliance with the provisions of this Agreement shall be null and void and of no force and effect.

10.5         Interpretation.  This Agreement has been fully reviewed and negotiated by the Parties hereto and their respective counsel.  Accordingly, in interpreting this Agreement, no weight or consideration shall be given based upon which Party or its counsel drafted the provision being interpreted.

10.6         Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without application to any of its principles on conflicts of laws.

10.7         Dispute Resolution and Arbitration.

(a)           Notwithstanding the foregoing, nothing in this Section shall be deemed to prohibit either Party from seeking injunctive or other equitable relief in any court of competent jurisdiction.

(b)           Arbitration Procedures.

(i)            Selection of Arbitrator.  If a dispute is not resolved to the mutual satisfaction of TechniScan and Womens3D, each in their respective sole discretion, such dispute shall be submitted (by notice from either Party to the other Party) to binding arbitration in Denver, Colorado, before one arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the “Arbitration Rules”) in effect on the date that notice of such dispute was originally given.  Unless otherwise mutually agreed to in advance, the arbitrator shall be selected from a panel of qualified arbitrators in accordance with the procedures of the Arbitration Rules.

(ii)           Hearing Procedures.  Once appointed, the arbitrator shall designate a time and place for a pre-hearing status conference not more than sixty (60) days from the date of appointment, and shall appoint a time and place for a final hearing not more than ninety (90) days from the date of the status conference.  The final hearing shall conclude no later than ninety (90) days after its commencement.  The Party that demands arbitration of the unresolved dispute or disagreement shall specify in writing the matter to be submitted to arbitration.  The arbitrator shall render a written decision setting forth an award and stating with reasonable detail the reasons for the decision reached.  Any cash component of the award shall be payable in United States dollars through a bank in the United States.  Each Party shall bear its own cost of preparing for and presenting its case; and the cost of arbitration, including the fees, and expenses of the arbitrator will be shared equally by TechniScan and Womens3D.

(iii)          Enforcement.  The arbitration award shall be final and binding upon the Parties and may be confirmed by the judgment of any court having appropriate jurisdiction.  Notwithstanding the above, each Party shall have the right to seek injunctive relief in any court having appropriate jurisdiction to enforce its rights under this Agreement with respect to a breach under Section 10.1 (Confidentiality) or a Breach with respect to using, selling, offering for sale or distributing the Prototypes or Products outside of the Territory or the Field of Use.

10.8         Severability.  If any provision of this Agreement is determined to be illegal, void or unenforceable under applicable law, this Agreement shall continue in full force and effect, except such provision shall be deemed to be of no force and effect.

10.9         Waiver.  No delay or omission by either Party in exercising any right or remedy shall operate as a waiver thereof or of any other right or remedy, and no single or partial exercise thereof shall preclude any other or further exercise thereof or the exercise of any other right or remedy.

10.10       Independent Contractors.  Nothing in this Agreement shall create or be deemed to create a partnership or joint venture or the relationship of principal and agent between the Parties.

10.11       Notices.  Any notice required or authorized by this Agreement to be given by either Party to the other shall be sent either by FedEx (or other reputable overnight courier), personal delivery or by facsimile transmission to the other Party at the address or (as appropriate) facsimile number and marked for the attention of such person as specified in this Section 10.11.  Any notice sent by courier under this Section 10.11 that is not returned to the sender as being undelivered shall be deemed to have been duly served on the third Business Day following mailing.  Any notice sent by facsimile transmission under this Section 10.11 shall be deemed to have been duly served on the date of transmission, provided that the sender has received written confirmation of successful transmission.  The respective addresses and facsimile numbers of the Parties for the service of any notice under Section 10.11 shall be:

For Notices delivered to TechniScan:

TechniScan, Inc.

3216 South Highland Dr.

Suite 200, Salt Lake City

Utah 84106

Attn:  Dave Robinson

Tel:  801-994-2965

Fax:  801-747-1099

with a copy to:

Greenberg Traurig, P.A.

5100 Town Center Circle

Suite 400

Boca Raton, FL 33433

Attn:  David J. Gellen, Esq.

Tel:  561-955-7657

Fax:  561-338-7099

For Notices delivered to Womens3D:

Womens3D, Inc.

4917 S. Congress

Austin, Texas 78745

Attn:  Martin Sieckmann

Tel:  713-446-5896

with a copy to:

Fulbright & Jaworski L.L.P.

600 Congress Ave., Suite 2400

Austin, TX 78701

Attn:  Darrell Windham, Esq.

Tel: 512-536-5363

Fax: 512-536-4598.

The address for service of the Parties and/or the facsimile number to which notices must be sent may be changed at any time upon notice being given by either Party to the other, in accordance with the terms of this Section.

10.12       Headings.  The titles of the Sections and subsections are for convenience only and are not in any way intended to limit or amplify the terms or conditions of this Agreement.

10.13       Entire Agreement.  This Agreement and all exhibits and schedules attached hereto supersede all prior discussions, negotiations and agreements between Womens3D and TechniScan; provided that the Manufacturing Agreement, Subscription Agreement and the Trademark Agreement as referenced herein shall upon execution be in full force and effect in accordance with their terms.  No course of dealing or performance or usage of trade not specifically set forth in this Agreement shall be admissible to explain, modify or contradict this Agreement.  No amendment or modification of the terms of this Agreement shall be effective, unless set forth in writing, stating with specificity the particular amendment or modification to be made and signed by the Parties hereto.

10.14       Survival.  The representations, warranties and obligations hereunder that by their nature are intended to continue beyond the termination or expiration this Agreement shall survive the termination or expiration hereof, including without limitation, the provisions contained under the headings “Indemnification,” “Limitation of Liability” and “Confidentiality.”

10.15       Counterparts; Facsimiles.  This Agreement may be executed in one or more original or facsimile counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.

(Signature Page Follows)

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

WOMENS3D, INC.		TECHNISCAN, INC.

By:	/s/ Scott C. Sanders	By:	/s/ David C. Robinson

Name:	Scott C. Sanders	Name:	David C. Robinson

Title:	President & CEO	Title:	President & CEO

Exhibit A

Development Schedule

(To Be Attached)

Exhibit B

Specifications

(To Be Attached)

Exhibit C

Development Budget

(To Be Attached)

Exhibit D

Territory

Afghanistan

Bahrain

Cyprus

Egypt

Iran

Iraq

Israel / Gaza Strip / West Bank

Jordan

Kuwait

Lebanon

Oman

Pakistan

Qatar

Saudi Arabia

Syria

Turkey

United Arab Emirates

Yemen

Exhibit E

[Intentionally Omitted]

Exhibit F

TechniScan Licenses

(To Be Attached)

Exhibit G

Womens3D Licenses

(To Be Attached)